Exhibit 99.2

AvalonBay Communities, Inc.

For Immediate News Release
April 20, 2004

AVALONBAY COMMUNITIES, INC. ANNOUNCES
FIRST QUARTER 2004 OPERATING RESULTS

(Alexandria, VA) AvalonBay Communities, Inc. (NYSE/PCX: AVB) reported today that Net Income Available to Common Stockholders for the quarter ended March 31, 2004 was $23,102,000, resulting in Earnings per Share (“EPS”) of $0.32 (diluted), compared to $0.49 (diluted) for the comparable period of 2003, a per share decrease of 34.7%. This decrease is primarily attributable to gains on sale of communities of $14,072,000 recognized in the first quarter of 2003 that were not present in the first quarter of 2004.

Funds from Operations attributable to common stockholders (“FFO”) for the quarter ended March 31, 2004 was $57,378,000, or $0.79 per share (diluted) compared to $57,557,000, or $0.83 per share (diluted) for the comparable period of 2003, a per share decrease of 4.8%.

Operating Results for the Quarter Ended March 31, 2004 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue decreased by $760,000, or 0.5% to $159,464,000. For Established Communities, rental revenue decreased 2.2%, due to a decline in rental rates of 2.6%, partially offset by an increase in Economic Occupancy of 0.4% between periods. Total revenue for Established Communities decreased $2,441,000 to $110,251,000 and operating expenses increased $1,024,000, or 3.0%, to $35,533,000. Accordingly, Net Operating Income (“NOI”) for Established Communities decreased by $3,465,000 or 4.4%, to $74,718,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities from the first quarter of 2003 to the first quarter of 2004.

1Q 04 Compared to 1Q 03
	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI*
Northeast	(2.3%)	3.9%	(5.2%)	38.3%
Mid-Atlantic	2.4%	3.1%	2.1%	17.4%
Midwest	(0.5%)	(13.1%)	10.5%	2.1%
Pacific NW	(0.5%)	0.9%	(1.3%)	5.3%
No. California	(5.9%)	4.4%	(9.6%)	25.4%
So. California	1.0%	2.9%	0.2%	11.5%

Total	(2.2%)	3.0%	(4.4%)	100.0%

*	Total represents each region’s % of total NOI from the Company, including discontinued operations.

Sequential Operating Results for the Quarter Ended March 31, 2004 Compared to the Quarter Ended December 31, 2003

The following table reflects the sequential percentage changes in rental revenue, operating expenses and NOI for Established Communities from the fourth quarter of 2003 to the first quarter of 2004:

1Q 04 Compared to 4Q 03
	Rental	Operating
	Revenue	Expenses	NOI
Northeast	(0.7%)	3.0%	(2.7%)
Mid-Atlantic	0.8%	5.6%	(1.1%)
Midwest	2.7%	(3.3%)	7.2%
Pacific NW	0.7%	(1.8%)	2.2%
No. California	(1.1%)	2.7%	(2.6%)
So. California	0.1%	1.1%	(0.4%)

Total	(0.3%)	2.4%	(1.6%)

Copyright © 2004 AvalonBay Communities, Inc. All Rights Reserved

Established Communities Operating Statistics

Market Rents, as determined by the Company, declined by an average of 0.5% in the first quarter of 2004 as compared to the same quarter of the prior year. The greatest declines, on a year over year basis, were in Northern New Jersey with a decline of 4.3%, Boston, MA with a decline of 3.9% and San Jose, CA with a decline of 3.4%. These decreases in Market Rents were partially offset by increases in Los Angeles, CA of 3.1%, Long Island, NY at 2.8% and Washington, DC at 2.0%. Sequentially, as compared to the fourth quarter of 2003, Market Rents remained stable for the Established Community portfolio as a whole.

Economic Occupancy was 94.0% during the first quarter of 2004, increasing 0.4% as compared to the same quarter last year. The largest increases in the first quarter 2004 as compared to the same quarter of the prior year were in Boston, MA at 4.3%, Northern New Jersey at 3.1% and Washington, DC at 2.8%. Sequentially, from the fourth quarter of 2003 to the first quarter of 2004, Economic Occupancy increased 0.2%. The largest increases in the first quarter 2004 as compared to the fourth quarter of 2003 were in Chicago, IL at 2.5% and Los Angeles, CA at 1.7%. These increases in Economic Occupancy were partially offset by decreases in Long Island, NY of 1.8% and Oakland, CA of 1.6%.

Cash concessions are recognized on an accrual basis in accordance with Generally Accepted Accounting Principles (“GAAP”) and are amortized over the approximate lease term, which is generally one year. For the first quarter of 2004, rental revenue (with concessions on a cash basis) decreased 1.9% as compared to the first quarter of 2003 (versus a decrease of 2.2% on a GAAP basis) and increased 0.6% as compared to the fourth quarter of 2003 (versus a decrease of 0.3% on a GAAP basis).

Concessions granted per move-in for Established Communities averaged $1,020 during the first quarter of 2004, an increase of 31.8% from $774 in the first quarter of 2003 and an increase of 1.6% from $1,004 in the fourth quarter of 2003.

Development Activity

The Company completed two development communities during the first quarter of 2004. Avalon at Steven’s Pond, located in the greater Boston, MA area is a garden-style community containing 326 apartment homes and was completed for a Total Capital Cost of $54,300,000. Avalon Darien, located in the Fairfield — New Haven, CT area, is a garden-style community containing 189 apartment homes and was completed for a Total Capital Cost of $41,700,000.

The Company also completed the redevelopment of Avalon at Foxhall, a 308 apartment home high-rise community located in Washington, DC, for a Total Capital Cost of $44,000,000, of which $35,700,000 was incurred prior to redevelopment.

During the first quarter of 2004, the Company commenced construction of two communities, Avalon Orange and Avalon Danbury, both located in the Fairfield — New Haven, CT area. These communities, when completed, are expected to contain an aggregate of 402 apartment homes for a Total Capital Cost of $58,000,000.

Financing, Liquidity and Balance Sheet Statistics

On February 15, 2004, the Company repaid $125,000,000 of unsecured notes pursuant to their scheduled maturity, with an interest rate of 6.58% along with any unpaid interest.

On April 14, 2004, the Company priced $150,000,000 of unsecured notes under its existing shelf registration statement at an interest rate of 5.375% maturing on April 15, 2014.

Leverage, as measured by debt as a percentage of total market capitalization, was 37.7% at March 31, 2004. Unencumbered NOI was approximately 81% for 2004 and Interest Coverage for the first quarter of 2004 was 2.8 times.

Outlook

The Company expects EPS (diluted) in the range of $0.53 to $0.57 for the second quarter of 2004 and $1.67 to $1.85 for the full year 2004.

The Company expects Projected FFO per share (diluted) in the range of $0.77 to $0.81 for the second quarter of 2004. The Company provided a full year 2004 range for Projected FFO per share (diluted) of $3.13 to $3.31 in December 2003 and affirms that range as of April 20, 2004.

Copyright © 2004 AvalonBay Communities, Inc. All Rights Reserved

Second Quarter 2004 Conference Schedule

The Company is scheduled to participate in the following conferences during the second quarter:

2Q 04 Conference Schedule
Bear Stearns Global Credit Conference	May 19th
Bear Stearns New York City Development Conference	May 20th
NAREIT Institutional Investor Forum	June 7-8th
Wachovia Securities Equity Conference	June 23rd

Management is scheduled to present at each of these conferences. Management’s presentations and any related question and answer sessions may include discussions of the Company’s current operating environment; operating trends; current development, redevelopment, disposition and acquisition activity; the Company’s outlook and other business and financial matters affecting the Company. Information or accessing live, listen-only webcasts and/or audio broadcasts of these presentations, when available, will be provided available on the Company’s website at http://www.avalonbay.com/events.

The Company plans to release second quarter 2004 earnings on July 19, 2004 after the market closes and hold its second quarter 2004 earnings conference call on July 20, 2004 at 11:00AM Eastern Time (EDT). Dial-in information for the earnings conference call and webcast information will be provided in a press release to be issued in late June 2004.

Other Matters

The Company will hold a conference call on April 21, 2004 at 1:00 PM EDT to review and answer appropriate questions about these results and projections, the earnings release attachments described below, and related matters. The domestic number to call to participate is 1-877-510-2397. The international number to call to participate is 1-706-634-5877. The domestic number to hear a replay of this call is 1-800-642-1687, and the international number to hear a replay of this call is 1-706-645-9291 — Access Code: 6102428.

A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.

The Company produces Earnings Release Attachments (the “Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company’s website and through e-mail distribution. The full earnings release including the Attachments is available at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please register through the Investor Relations section of the website at http://www.avalonbay.com/Template.cfm?Section=Subscribe. Some items referenced in the earnings release may require the Adobe Acrobat 5.0 Reader. If you do not have the Adobe Acrobat 5.0 Reader, you may download it at the following website address: http://www.adobe.com/products/acrobat/readstep.html.

Definitions and Reconciliations

The following non-GAAP financial measures and other terms, as used in the text of this earnings release, are defined and further explained on Attachment 12, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms”:

•	FFO

•	Projected FFO

•	Established Communities

•	NOI

•	Market Rents

•	Economic Occupancy

•	Rental revenue (with concessions on a cash basis)

•	Total Capital Cost

•	Leverage

•	Unencumbered NOI

•	Interest Coverage

About AvalonBay Communities, Inc.

As of March 31, 2004, AvalonBay owned or held an ownership interest in 145 apartment communities containing 42,399 apartment homes in ten states and the District of Columbia, of which eleven communities were under construction and one community was under reconstruction. AvalonBay is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States. More information on AvalonBay may be found on AvalonBay’s website at http://www.avalonbay.com. For additional information, please contact Bryce Blair, Chairman, Chief Executive Officer and President, at (703) 317-4652 or Thomas J. Sargeant, Chief Financial Officer, at (703) 317-4635.

Copyright © 2004 AvalonBay Communities, Inc. All Rights Reserved

Forward-Looking Statements

This release, including its attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes” and similar expressions that do not relate to historical matters. Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, including possible changes in demand for apartment homes, the effects of economic conditions (including interest rates), the impact of competition and competitive pricing, delays in completing developments and lease-ups on schedule, changes in construction costs, the results of financing efforts, the timing and closing of planned dispositions under agreement, the effects of the Company’s accounting policies and other matters detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements.”

The Company does not undertake a duty to update forward-looking statements, including its expected operating results for the second quarter or the full year 2004. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Copyright © 2004 AvalonBay Communities, Inc. All Rights Reserved

FIRST QUARTER 2004

Supplemental Operating and Financial Data

Avalon Darien, a garden-style community containing 189 apartment homes, is conveniently located in an affluent submarket of Fairfield County. The town of
Darien has a per capita income of $85,000, a median home price of over $700,000 and little new supply. The community’s location directly across from the Noroton
Metro North Train Station and its proximity to I-95 and the Merritt Parkway provides residents with convenient commuting to major employers in Fairfield County,
Westchester and New York City.

Apartment home features include fully applianced kitchens, many with granite countertops and wood floors, as well as full-size washers and dryers. Many homes also include gas fireplaces and private patios or balconies. Residents also enjoy community amenities including a clubhouse, fully-equipped fitness center, outdoor heated pool, international squash court, billiards room and resident lounge.

Avalon at Darien increases AvalonBay’s presence in the Fairfield — New Haven area to 15 communities with more than 3,800 apartment homes.

FIRST QUARTER 2004

Supplemental Operating and Financial Data

Table of Contents

Company Profile
Selected Operating and Other Information	Attachment 1
Detailed Operating Information	Attachment 2
Condensed Consolidated Balance Sheets	Attachment 3

Sub-Market Profile
Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 4
Sequential Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 5

Development, Redevelopment, Acquisition and Disposition Profile
Summary of Development and Redevelopment Activity	Attachment 6
Development Communities	Attachment 7
Redevelopment Communities	Attachment 8
Summary of Development and Redevelopment Community Activity	Attachment 9
Future Development	Attachment 10
Summary of Disposition Activity	Attachment 11

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms	Attachment 12

The following is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. The projections and estimates contained in the attachments referred to above are forward-looking statements. These forward-looking statements involve risks and uncertainties, and actual results may differ materially from those projected in such statements. Risks associated with the Company’s development, redevelopment, construction, and lease-up activities, which could impact the forward-looking statements made, include: development opportunities may be abandoned; total capital cost of a community may exceed original estimates, possibly making the community uneconomical and/or affecting projected returns; construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs; and other risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

Attachment 1

AvalonBay Communities, Inc.
Selected Operating and Other Information
March 31, 2004
(Dollars in thousands except per share data)
(unaudited)

SELECTED OPERATING INFORMATION

	Q1	Q1
	2004	2003	Change	% Change
Net Income available to common stockholders	$23,102	$33,700	$(10,598)	(31.4%)

Per common share — basic	$0.33	$0.50	$(0.17)	(34.0%)
Per common share — diluted	$0.32	$0.49	$(0.17)	(34.7%)

Funds from Operations	$57,378	$57,557	$(179)	(0.3%)
Per common share — diluted	$0.79	$0.83	$(0.04)	(4.8%)

Dividends declared — common	$50,027	$47,169	$2,858	6.1%
Per common share	$0.70	$0.70	$—	—

Common shares outstanding	71,467,072	67,383,831	4,083,241	6.1%
Outstanding operating partnership units	583,594	975,751	(392,157)	(40.2%)

Total outstanding shares and units	72,050,666	68,359,582	3,691,084	5.4%

Average shares outstanding — basic	70,920,226	67,625,081	3,295,145	4.9%
Average operating partnership units outstanding	607,759	975,751	(367,992)	(37.7%)
Effect of dilutive securities	1,015,997	515,951	500,046	96.9%

Average shares outstanding — diluted	72,543,982	69,116,783	3,427,199	5.0%

DEBT COMPOSITION AND MATURITIES (1)

		% of Total	Average
		Market	Interest	Remaining
Debt Composition	Amount	Cap	Rate (2)	Maturities (3)
Conventional Debt				2004	$16,306
Long-term, fixed rate	$1,743,390	27.4%		2005	$191,104
Variable rate credit facility				2006	$155,011
and short term note	282,523	4.5%		2007	$301,345

Subtotal, Conventional	2,025,913	31.9%	5.6%	2008	$205,744

Tax-Exempt Debt
Long-term, fixed rate	200,914	3.2%
Long-term, variable rate	168,229	2.6%

Subtotal, Tax-Exempt	369,143	5.8%	5.1%

Total Debt	$2,395,056	37.7%	5.4%

CAPITALIZED COSTS

			Non-Rev
	Cap	Cap	Capex
	Interest	Overhead	per Home
Q104	$5,068	$3,821	$46
Q403	$5,838	$4,010	$81
Q303	$6,360	$3,710	$112
Q203	$6,305	$3,291	$99

COMMUNITY INFORMATION

		Apartment
	Communities	Homes
Current Communities	134	39,019
Development Communities	11	3,380
Development Rights	41	10,912

(1)	Includes debt related to assets held for sale.

(2)	Includes credit enhancement fees, facility fees, trustees’ fees, etc.

(3)	Excludes amounts under the $500,000 variable rate credit facility that, after all extensions, matures in 2005.

Attachment 2

AvalonBay Communities, Inc.
Detailed Operating Information
March 31, 2004
(Dollars in thousands except per share data)
(unaudited)

	Q1	Q1
	2004(1)	2003	$ Change	% Change
Revenue:
Rental and other income	$156,731	$147,738	$8,993	6.1%
Management, development and other fees	148	264	(116)	(43.9%)

Total	156,879	148,002	8,877	6.0%

Operating expenses:
Direct property operating expenses, excluding property taxes	37,801	34,057	3,744	11.0%
Property taxes	15,574	14,181	1,393	9.8%
Property management and other indirect operating expenses	8,157	7,997	160	2.0%

Total	61,532	56,235	5,297	9.4%

Interest income	20	902	(882)	(97.8%)
Interest expense	(32,286)	(33,974)	1,688	(5.0%)
General and administrative expense	(3,971)	(3,631)	(340)	9.4%
Joint venture income, minority interest and venture partner interest in profit-sharing	7	(70)	77	(110.0%)
Depreciation expense	(39,571)	(36,669)	(2,902)	7.9%

Income from continuing operations before cumulative effect of change in accounting principle	19,546	18,325	1,221	6.7%

Discontinued operations: (2)
Income from discontinued operations	1,184	4,991	(3,807)	(76.3%)
Gain on sale of communities	—	14,072	(14,072)	(100.0%)

Total discontinued operations	1,184	19,063	(17,879)	(93.8%)

Income before cumulative effect of change in accounting principle	20,730	37,388	(16,658)	(44.6%)
Cumulative effect of change in accounting principle	4,547	—	4,547	100.0%

Net income	25,277	37,388	(12,111)	(32.4%)
Dividends attributable to preferred stock	(2,175)	(3,688)	1,513	(41.0%)

Net income available to common stockholders	$23,102	$33,700	$(10,598)	(31.4%)

Net income per common share- basic	$0.33	$0.50	$(0.17)	(34.0%)

Net income per common share- diluted	$0.32	$0.49	$(0.17)	(34.7%)

(1)	Operations for the three months ended March 31, 2004 include the operations of a community in which the Company holds a variable interest. This community is consolidated as of January 1, 2004 as required by the Financial Accounting Standards Board (FASB) Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin (ARB) No. 51.

(2)	Reflects net income for communities held for sale as of March 31, 2004 and communities sold during the period from January 1, 2003 through March 31, 2004. The following table details income from discontinued operations as of the periods shown:

	Q1	Q1
	2004	2003
Rental income	$2,585	$12,222
Operating and other expenses	(1,115)	(4,839)
Interest expense, net	(161)	(590)
Minority interest expense	—	(196)
Depreciation expense	(125)	(1,606)

Income from discontinued operations	$1,184	$4,991

Attachment 3

AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets
March 31, 2004
(Dollars in thousands)
(unaudited)

	March 31,	December 31,
	2004 (1)	2003
Real estate	$5,175,645	$5,069,036
Less accumulated depreciation	(735,751)	(684,021)

Net operating real estate	4,439,894	4,385,015

Construction in progress (including land)	227,199	253,158
Real estate assets held for sale, net	98,249	98,216

Total real estate, net	4,765,342	4,736,389

Cash and cash equivalents	346	7,165
Cash in escrow	13,295	11,825
Resident security deposits	23,169	20,891
Other assets (2)	141,583	133,312

Total assets	$4,943,735	$4,909,582

Unsecured senior notes	$1,710,269	$1,835,284
Unsecured facility	246,100	51,100
Notes payable	409,801	422,278
Liabilities related to assets held for sale	30,283	30,239
Other liabilities	223,157	234,595

Total liabilities	$2,619,610	$2,573,496

Minority interest	23,751	24,752
Stockholders’ equity	2,300,374	2,311,334

Total liabilities and stockholders’ equity	$4,943,735	$4,909,582

(1)	Balances for March 31, 2004 include a community in which the Company holds a variable interest. This community is consolidated as of January 1, 2004 as required by the Financial Accounting Standards Board (FASB) Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin (ARB) No. 51.

(2)	Other assets includes $1,609 and $1,428 relating to discontinued operations as of March 31, 2004 and December 31, 2003, respectively.

Attachment 4

AvalonBay Communities, Inc.
Quarterly Revenue and Occupancy Changes - Established Communities (1)
March 31, 2004

	Apartment
	Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000's) (3)
		Q1 04	Q1 03	% Change	Q1 04	Q1 03	% Change	Q1 04	Q1 03	% Change
Northeast
Fairfield-New Haven, CT	2,035	$1,555	$1,601	(2.9%)	88.0%	89.5%	(1.5%)	$8,356	$8,737	(4.4%)
New York, NY	1,646	1,990	1,993	(0.2%)	91.7%	94.5%	(2.8%)	9,011	9,291	(3.0%)
Boston, MA	1,479	1,591	1,720	(7.5%)	95.1%	90.8%	4.3%	6,714	6,938	(3.2%)
Northern New Jersey	1,043	2,210	2,215	(0.2%)	92.5%	89.4%	3.1%	6,396	6,213	2.9%
Long Island, NY	806	2,152	2,071	3.9%	92.7%	99.1%	(6.4%)	4,822	4,947	(2.5%)
Central New Jersey	206	1,574	1,610	(2.2%)	92.9%	92.0%	0.9%	903	915	(1.3%)

Northeast Average	7,215	1,824	1,857	(1.8%)	91.7%	92.2%	(0.5%)	36,202	37,041	(2.3%)

Mid-Atlantic
Washington, DC	3,630	1,359	1,365	(0.4%)	95.0%	92.2%	2.8%	14,056	13,721	2.4%
Baltimore, MD	526	1,124	1,109	1.4%	96.3%	95.6%	0.7%	1,708	1,673	2.1%

Mid-Atlantic Average	4,156	1,329	1,330	(0.1%)	95.1%	92.6%	2.5%	15,764	15,394	2.4%

Midwest
Chicago, IL	887	1,075	1,103	(2.5%)	92.9%	90.9%	2.0%	2,659	2,673	(0.5%)

Midwest Average	887	1,075	1,103	(2.5%)	92.9%	90.9%	2.0%	2,659	2,673	(0.5%)

Pacific Northwest
Seattle, WA	2,738	1,016	1,040	(2.3%)	94.1%	92.3%	1.8%	7,855	7,892	(0.5%)

Pacific Northwest Average	2,738	1,016	1,040	(2.3%)	94.1%	92.3%	1.8%	7,855	7,892	(0.5%)

Northern California
San Jose, CA	4,890	1,378	1,494	(7.8%)	96.3%	95.2%	1.1%	19,458	20,855	(6.7%)
Oakland-East Bay, CA	2,090	1,203	1,263	(4.8%)	93.1%	95.6%	(2.5%)	7,020	7,573	(7.3%)
San Francisco, CA	1,511	1,561	1,601	(2.5%)	96.0%	95.3%	0.7%	6,792	6,914	(1.8%)

Northern California Average	8,491	1,368	1,457	(6.1%)	95.5%	95.3%	0.2%	33,270	35,342	(5.9%)

Southern California
Los Angeles, CA	1,638	1,259	1,239	1.6%	96.0%	96.2%	(0.2%)	5,939	5,855	1.4%
San Diego, CA	1,234	1,260	1,249	0.9%	95.2%	95.4%	(0.2%)	4,439	4,407	0.7%
Orange County, CA	1,174	1,208	1,194	1.2%	95.6%	96.1%	(0.5%)	4,067	4,039	0.7%

Southern California Average	4,046	1,244	1,228	1.3%	95.6%	95.9%	(0.3%)	14,445	14,301	1.0%

Average/Total Established	27,533	$1,419	$1,457	(2.6%)	94.0%	93.6%	0.4%	$110,195	$112,643	(2.2%)

(1)	Established Communities are communities with stabilized operating expenses as of January 1, 2003 such that a comparison of 2003 to 2004 is meaningful.
(2)	Reflects the effect of concessions amortized over the lease term.
(3)	With concessions reflected on a cash basis, rental revenue from Established Communities declined 1.9% between years.

Attachment 5

AvalonBay Communities, Inc.
*Sequential Quarterly* Revenue and Occupancy Changes - Established Communities (1)
March 31, 2004

	Apartment
	Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000's) (3)
		Q1 04	Q4 03	% Change	Q1 04	Q4 03	% Change	Q4 04	Q4 03	% Change
Northeast
Fairfield-New Haven, CT	2,035	$1,555	$1,568	(0.8%)	88.0%	87.7%	0.3%	$8,356	$8,400	(0.5%)
New York, NY	1,646	1,990	2,039	(2.4%)	91.7%	91.6%	0.1%	9,011	9,224	(2.3%)
Boston, MA	1,479	1,591	1,607	(1.0%)	95.1%	93.8%	1.3%	6,714	6,695	0.3%
Northern New Jersey	1,043	2,210	2,222	(0.5%)	92.5%	91.2%	1.3%	6,396	6,346	0.8%
Long Island, NY	806	2,152	2,134	0.8%	92.7%	94.5%	(1.8%)	4,822	4,873	(1.0%)
Central New Jersey	206	1,574	1,614	(2.5%)	92.9%	92.6%	0.3%	903	923	(2.2%)

Northeast Average	7,215	1,824	1,843	(1.0%)	91.7%	91.4%	0.3%	36,202	36,461	(0.7%)

Mid-Atlantic
Washington, DC	3,630	1,359	1,350	0.7%	95.0%	94.8%	0.2%	14,056	13,931	0.9%
Baltimore, MD	526	1,124	1,129	(0.4%)	96.3%	95.6%	0.7%	1,708	1,703	0.3%

Mid-Atlantic Average	4,156	1,329	1,321	0.6%	95.1%	94.9%	0.2%	15,764	15,634	0.8%

Midwest
Chicago, IL	887	1,075	1,073	0.2%	92.9%	90.4%	2.5%	2,659	2,590	2.7%

Midwest Average	887	1,075	1,073	0.2%	92.9%	90.4%	2.5%	2,659	2,590	2.7%

Pacific Northwest
Seattle, WA	2,738	1,016	1,019	(0.3%)	94.1%	93.1%	1.0%	7,855	7,804	0.7%

Pacific Northwest Average	2,738	1,016	1,019	(0.3%)	94.1%	93.1%	1.0%	7,855	7,804	0.7%

Northern California
San Jose, CA	4,890	1,378	1,392	(1.0%)	96.3%	96.1%	0.2%	19,458	19,620	(0.8%)
Oakland-East Bay, CA	2,090	1,203	1,215	(1.0%)	93.1%	94.7%	(1.6%)	7,020	7,206	(2.6%)
San Francisco, CA	1,511	1,561	1,562	(0.1%)	96.0%	96.1%	(0.1%)	6,792	6,808	(0.2%)

Northern California Average	8,491	1,368	1,379	(0.8%)	95.5%	95.8%	(0.3%)	33,270	33,634	(1.1%)

Southern California
Los Angeles, CA	1,638	1,259	1,255	0.3%	96.0%	94.3%	1.7%	5,939	5,821	2.0%
San Diego, CA	1,234	1,260	1,262	(0.2%)	95.2%	96.4%	(1.2%)	4,439	4,502	(1.4%)
Orange County, CA	1,174	1,208	1,214	(0.5%)	95.6%	96.0%	(0.4%)	4,067	4,102	(0.9%)

Southern California Average	4,046	1,244	1,245	(0.1%)	95.6%	95.4%	0.2%	14,445	14,425	0.1%

Average/Total Established	27,533	$1,419	$1,426	(0.5%)	94.0%	93.8%	0.2%	$110,195	$110,548	(0.3%)

(1)	Established Communities are communities with stabilized operating expenses as of January 1, 2003 such that a comparison of 2003 to 2004 is meaningful.
(2)	Reflects the effect of concessions amortized over the lease term.
(3)	With concessions reflected on a cash basis, rental revenue from Established Communities increased 0.6% between quarters.

Attachment 6

AvalonBay Communities, Inc.
Summary of Development and Redevelopment Activity as of March 31, 2004

		Number	Number	Total
		of	of	Capital Cost (1)
		Communities	Homes	(millions)
Portfolio Additions:

2004 Annual Completions	(2)

Development		4	1,268	$241.9

Redevelopment	(3)	1	—	8.3

Total Additions		5	1,268	$250.2

2003 Annual Completions

Development		7	1,959	$372.7

Redevelopment		—	—	—

Total Additions		7	1,959	$372.7

Pipeline Activity:	(2)

Currently Under Construction

Development		11	3,380	$631.9

Redevelopment	(3)	1	—	26.1

Subtotal		12	3,380	$658.0

Planning

Development Rights		41	10,912	$2,255.0

Total Pipeline		53	14,292	$2,913.0

(1)	See Attachment #12 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Information represents projections and estimates.

(3)	Represents only cost of redevelopment activity, does not include original acquisition cost or number of apartment homes acquired.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the first quarter of 2004.

Attachment 7

AvalonBay Communities, Inc.
Development Communities as of March 31, 2004

		# of	Total Capital	Schedule				Avg Rent
	Percentage	Apt	Cost (1)		Initial		Stabilized	Per	% Comp	% Leased	% Occ
	Ownership	Homes	(millions)	Start	Occupancy	Complete	Ops (1)	Home (1)	(2)	(3)	(4) (5)
								Inclusive of
								Concessions
								See Attachment #12
Under Construction:
1. Avalon at Grosvenor Station (6) (7)	99%	497	$80.4	Q1 2002	Q3 2003	Q4 2004	Q2 2005	$1,545	63.8%	68.6%	51.5%
North Bethesda, MD
2. Avalon at Glen Cove South	100%	256	$65.5	Q3 2002	Q1 2004	Q3 2004	Q1 2005	$2,475	25.0%	23.0%	12.5%
Glen Cove, NY
3. Avalon at Traville (8)	100%	520	$71.5	Q4 2002	Q3 2003	Q1 2005	Q3 2005	$1,435	54.8%	43.7%	36.0%
North Potomac, MD
4. Avalon Run East II	100%	312	$49.3	Q2 2003	Q2 2004	Q1 2005	Q3 2005	$1,685	N/A	6.7%	N/A
Lawrenceville, NJ
5. Avalon at Crane Brook	100%	387	$56.2	Q3 2003	Q2 2004	Q2 2005	Q4 2005	$1,655	7.2%	25.3%	4.1%
Danvers & Peabody, MA
6. Avalon Milford I	100%	246	$32.5	Q3 2003	Q2 2004	Q1 2005	Q3 2005	$1,420	N/A	21.1%	N/A
Milford, CT
7. Avalon Chrystie Place I (9)	20%	361	$149.9	Q4 2003	Q3 2005	Q4 2005	Q2 2006	$2,665	N/A	N/A	N/A
New York, NY
8. Avalon at The Pinehills I	100%	101	$19.9	Q4 2003	Q4 2004	Q1 2005	Q3 2005	$2,145	N/A	N/A	N/A
Plymouth, MA
9. Avalon Pines I	100%	298	$48.7	Q4 2003	Q1 2005	Q4 2005	Q2 2006	$1,940	N/A	N/A	N/A
Coram, NY
10. Avalon Orange	100%	168	$22.4	Q1 2004	Q2 2005	Q3 2005	Q1 2006	$1,545	N/A	N/A	N/A
Orange, CT
11. Avalon Danbury	100%	234	$35.6	Q1 2004	Q2 2005	Q4 2005	Q2 2006	$1,675	N/A	N/A	N/A
Danbury, CT

Subtotal/Weighted Average		3,380	$631.9					$1,795

Completed this Quarter:
1. Avalon at Steven’s Pond	100%	326	$54.3	Q3 2002	Q1 2003	Q1 2004	Q4 2004	$1,565	100.0%	84.0%	77.3%
Saugus, MA
2. Avalon Darien	100%	189	$41.7	Q4 2002	Q2 2003	Q1 2004	Q4 2004	$2,225	100.0%	82.5%	81.5%
Darien, CT

Subtotal/Weighted Average		515	$96.0					$1,810

Total/Weighted Average		3,895	$727.9					$1,800

Weighted Average Projected NOI as a % of Total Capital Cost (1) (10)			8.4%	Inclusive of Concessions - See Attachment #12

(1)	See Attachment #12 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Includes apartment homes for which construction has been completed and accepted by management as of April 16, 2004.

(3)	Includes apartment homes for which leases have been executed or non-refundable deposits have been paid as of April 16, 2004.

(4)	Physical occupancy based on apartment homes occupied as of April 16, 2004.

(5)	Q1 2004 Net Operating Income/(Deficit) for communities under construction and communities completed during this quarter was $1.2 million (excludes Net Operating Income for communities completed in previous quarters but not yet stabilized). See Attachment #12.

(6)	The community is owned by a DownREIT partnership in which a wholly-owned subsidiary of the Company is the general partner with a majority interest. This community is consolidated for financial reporting purposes.

(7)	For purposes of calculating Projected NOI as a % of Total Capital Cost for this community and its related impact on the Weighted Average calculation, the Company has included in Total Capital Cost $1.9 million, the present value of a projected residual land payment that is a priority distribution upon a sale or refinancing transaction in the future.

(8)	Construction started at Avalon Traville Phase II in Q203. It is combined above with Phase I for reporting purposes.

(9)	The community is financed under a joint venture structure with third-party financing, in which the community is owned by a limited liability company managed by a wholly-owned subsidiary of the Company. The Company’s portion of the Total Capital Cost of this joint venture is projected to be $30.0 million including community-based tax-exempt debt.

(10)	The Weighted Average calculation is based on the Company's pro rata share of the Total Capital Cost for each community.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the first quarter of 2004.

Attachment 8

AvalonBay Communities, Inc.
Redevelopment Communities (1) as of March 31, 2004

		Cost (millions)		Schedule					Number of Homes
								Avg
	# of	Pre-	Total					Rent		Out of
	Apt	Redevelopment	Capital				Restabilized	Per	Completed	Service
	Homes	Capital Cost	Cost (2)(3)	Acquisition	Start	Complete	Ops (3)	Home (3)	to date	@ 3/31/04
								Inclusive of
								Concessions
								See Attachment #12
Under Redevelopment:
1. Avalon at Prudential Center (4)	781	$133.9	$160.0	Q3 1998	Q4 2000	Q2 2006	Q4 2006	$2,630	485	28
Boston, MA

Subtotal	781	$133.9	$160.0						485	28

Completed this Quarter:
1. Avalon at Foxhall (5)	308	$35.7	$44.0	Q3 1994	Q4 2002	Q1 2004	Q3 2004	$1,840	297	—
Washington, DC

Subtotal	308	$35.7	$44.0						297	—

Total/Weighted Average	1,089	$169.6	$204.0					$2,405	782	28

Weighted Average Projected NOI as a % of Total Capital Cost (3)			9.4%	Inclusive of Concessions - See Attachment #12

(1)	Redevelopment Communities are communities acquired for which redevelopment costs are expected to exceed 10% of the original acquisition cost or $5 million.

(2)	Inclusive of acquisition cost.

(3)	See Attachment #12 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(4)	In Q2 2003, the scope of this redevelopment was changed to include a roof replacement and other apartment renovations, increasing the redevelopment budget to $22.2 million from $20.6 million. In Q4 2003, the scope of this redevelopment was extended to include renovations on all remaining apartments, increasing the redevelopment budget to $26.1 million.

(5)	This asset was formerly known as 4100 Massachusetts Avenue.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the first quarter of 2004.

Attachment 9

AvalonBay Communities, Inc.
Summary of Development and Redevelopment Community Activity (1) as of March 31, 2004

DEVELOPMENT (2)
	Apt Homes	Total Capital	Cost of Homes		Construction in
	Completed &	Cost Invested	Completed &	Remaining to	Progress at
	Occupied	During Period (3)	Occupied (4)	Invest (5)	Period End (6)
Total - 2002 Actual	2,479	$417,564,422	$469,270,539	$254,198,266	$295,107,369

2003 Actual:
Quarter 1	343	$47,610,401	$66,767,096	$205,448,920	$304,444,246
Quarter 2	380	96,480,917	75,410,129	307,768,115	270,813,025
Quarter 3	633	78,516,195	120,057,691	304,758,336	266,114,151
Quarter 4	425	81,862,958	73,129,401	325,139,145	240,137,497

Total - 2003 Actual	1,781	$304,470,471	$335,364,317

2004:
Quarter 1 (Actual)	345	$69,258,020	$61,978,159	$366,959,227	$265,153,787
Quarter 2 (Projected)	685	122,774,344	122,948,327	239,124,658	323,949,962
Quarter 3 (Projected)	664	71,219,674	112,310,118	167,904,984	270,332,382
Quarter 4 (Projected)	367	62,239,956	54,815,811	105,613,829	266,434,722

Total - 2004 Projected	2,061	$325,491,994	$352,052,415

REDEVELOPMENT
		Total Capital		Reconstruction in
	Avg Homes	Cost Invested	Remaining to	Progress at
	Out of Service	During Period (3)	Invest (5)	Period End (6)
Total - 2002 Actual		$10,612,174	$7,655,832	$17,317,952

2003 Actual:
Quarter 1	68	$1,798,678	$5,857,154	$10,541,752
Quarter 2	75	1,535,351	5,738,979	15,074,513
Quarter 3	83	3,055,001	3,179,103	16,888,849
Quarter 4	52	1,619,936	5,660,027	13,045,931

Total - 2003 Actual		$8,008,966

2004:
Quarter 1 (Actual)	30	$676,563	$4,362,256	$28,533
Quarter 2 (Projected)	30	953,645	3,408,611	-
Quarter 3 (Projected)	15	511,292	2,897,319	-
Quarter 4 (Projected)	15	511,292	2,386,028	-

Total - 2004 Projected		$2,652,792

(1)	Data is presented for all communities currently under construction or reconstruction and those communities for which construction or reconstruction is expected to begin within the next 90 days.

(2)	Projected periods include data for consolidated joint ventures at 100%. The offset for joint venture partners’ participation is reflected as minority interest.

(3)	Represents Total Capital Cost incurred or expected to be incurred during the quarter, year or in total - see Attachment #12 - Definitions and Reconciliations .

(4)	Represents Total Capital Cost incurred in all quarters of apartment homes completed and occupied during the quarter. Calculated by dividing Total Capital Cost for each Development Community by number of homes for the community, multiplied by the number of homes completed and occupied during the quarter.

(5)	Represents projected Total Capital Cost remaining to invest on communities currently under construction or reconstruction and those for which construction or reconstruction is expected to begin within the next 90 days. Remaining to invest for Q104 includes $150.2 million attributed to three anticipated Q204 development starts and $23.2 million attributed to Avalon Chrystie Place I. The Company’s portion of the Total Capital Cost of this joint venture is projected to be $30.0 million including community-based tax-exempt debt.

(6)	Represents period end balance of construction or reconstruction costs. Amount for Q104 includes $38.0 million related to an unconsolidated joint venture and is reflected in other assets for financial reporting purposes.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the first quarter of 2004.

Attachment 10

AvalonBay Communities, Inc.
Future Development as of March 31, 2004

DEVELOPMENT RIGHTS
			Estimated	Total
			Number	Capital Cost (1)
Location of Development Right			of Homes	(millions)
1.	Kirkland, WA	(2)	211	$46
2.	Los Angeles, CA	(2)	309	65
3.	Camarillo, CA	(2)	249	43
4.	Long Island City, NY Phase II and III		613	162
5.	Los Angeles, CA		123	36
6.	Glen Cove, NY	(2)	111	31
7.	Plymouth, MA Phase II		69	13
8.	Newton, MA		236	60
9.	Coram, NY Phase II	(2)	152	26
10.	San Francisco, CA		313	100
11.	New York, NY Phase II and III		308	134
12.	New Rochelle, NY Phase II and III		588	144
13.	Hingham, MA		236	44
14.	Quincy, MA	(2)	148	24
15.	Rockville, MD Phase II		196	28
16.	Bellevue, WA		368	71
17.	Norwalk, CT		312	63
18.	Shrewsbury, MA		300	44
19.	Danvers, MA		428	80
20.	Stratford, CT		146	23
21.	Wilton, CT		100	24
22.	Bedford, MA	(2)	139	21
23.	Dublin, CA Phase I		304	72
24.	Encino, CA		146	46
25.	Greenburgh, NY Phase II		766	120
26.	Sharon, MA		190	31
27.	West Haven, CT		170	23
28.	Lexington, MA		430	83
29.	Cohasset, MA		200	38
30.	Andover, MA		115	21
31.	Dublin, CA Phase II		200	47
32.	Dublin, CA Phase III		205	49
33.	Yaphank, NY		270	41
34.	Seattle, WA	(2)	194	50
35.	Oyster Bay, NY		273	69
36.	College Park, MD		320	44
37.	Camarillo, CA		376	55
38.	Gaithersburg, MD		254	41
39.	Milford, CT		284	41
40.	Rockville, MD		240	46
41.	Wheaton, MD		320	56

	Total		10,912	$2,255

(1)	See Attachment #12 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Company owns land, but construction has not yet begun.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the first quarter of 2004.

Attachment 11

AvalonBay Communities, Inc.
Summary of Disposition Activity as of March 31, 2004

	Weighted			Accumulated		Weighted Average	Weighted
Number of	Average	Gross Sales		Depreciation	Economic	Initial Year	Average
Communities Sold	Holding Period	Price	GAAP Gain	and Other	Gain (1)	Mkt. Cap Rate (1)	Unleveraged IRR (1)
1998:
9 Communities		$170,312,000	$25,270,000	$23,438,000	$1,832,000	7.5%	11.8%

1999:
16 Communities		$317,712,000	$47,093,000	$27,150,000	$19,943,000	8.3%	10.0%

2000:
8 Communities		$160,085,000	$40,779,000	$6,262,000	$34,517,000	7.9%	21.3%

2001:
7 Communities		$241,130,000	$62,852,000	$21,623,000	$41,229,000	8.0%	14.0%

2002:
1 Community		$80,100,000	$48,893,000	$7,462,000	$41,431,000	5.4%	22.1%

2003:
12 Communities (2)		$453,900,000	$183,204,000	$52,613,000	$130,591,000	6.3%	15.0%

2004:
No Communities Sold as of March 31, 2004		$-	$-	$-	$-	-	0.0%

1998 - 2004 Total	5.0	$1,423,239,000	$408,091,000	$138,548,000	$269,543,000	7.3%	14.4%

(1)	See Attachment #12 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	2003 GAAP gain, for purposes of this attachment, includes $23,448,000 related to the sale of a community in which the Company held a 50% membership interest and excludes $1,234,000 related to the sale of a land parcel.

Attachment 12

AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms

This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as net income or loss computed in accordance with GAAP, adjusted for gains or losses on sales of property, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of property and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to net income is as follows (dollars in thousands):

	Q1	Q1
	2004	2003
Net income	$25,277	$37,388
Dividends attributable to preferred stock	(2,175)	(3,688)
Depreciation – real estate assets, including discontinued operations	39,128	37,143
Joint venture adjustments	(631)	403
Minority interest, including discontinued operations	326	383
Cumulative effect of change in accounting principle	(4,547)	–
Gain on sale of communities	–	(14,072)

FFO attributable to common stockholders	$57,378	$57,557

Average shares outstanding – diluted	72,543,982	69,116,783
EPS – diluted	$0.32	$0.49

FFO per common share – diluted	$0.79	$0.83

Projected FFO, as provided within this release in the Company’s outlook, is calculated on a consistent basis as historical FFO, and is therefore considered to be an appropriate supplemental measure to projected net income of projected operating performance. A reconciliation of the range provided for Projected FFO per share (diluted) for the second quarter and full year 2004 to the range provided for projected EPS (diluted) is as follows:

	Low	High
	range	range
Projected EPS (diluted) – Q2 04	$0.53	$0.57
Projected depreciation (real estate related)	0.52	0.57
Projected gain on sale of communities	(0.28)	(0.33)

Projected FFO per share (diluted) – Q2 04	$0.77	$0.81

Projected EPS (diluted) – Full Year 2004	$1.67	$1.85
Projected depreciation (real estate related)	2.14	2.18
Projected gain on sale of communities	(0.68)	(0.72)

Projected FFO per share (diluted) – Full Year 2004	$3.13	$3.31

Copyright © 2004 AvalonBay Communities, Inc. All Rights Reserved

Attachment 12 (continued)

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the prior year. Therefore, for 2004, Established Communities are communities that have Stabilized Operations as of January 1, 2003 and are not conducting or planning to conduct substantial redevelopment activities within the current year. Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.

NOI is defined by the Company as total revenue less direct property operating expenses (including property taxes), and excludes corporate-level property management and other indirect operating expenses, interest income and expense, general and administrative expense, joint venture income, minority interest and venture partner interest in profit-sharing, depreciation expense, gain on sale of communities, impairment losses, cumulative effect of change in accounting principle and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to net income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or general and administrative costs. This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI (from continuing operations) to net income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q1	Q1	Q4
	2004	2003	2003
Net income	$25,277	$37,388	$100,283
Property management and other
indirect operating expenses	8,157	7,997	8,536
Interest income	(20)	(902)	(805)
Interest expense	32,286	33,974	32,916
General and administrative expense	3,971	3,631	3,098
Joint venture income, minority interest
and venture partner interest in profit-sharing	(7)	70	321
Depreciation expense	39,571	36,669	38,445
Cumulative effect of change in accounting principle	(4,547)	--	--
Gain on sale of communities	--	(14,072)	(78,832)
Income from discontinued operations	(1,184)	(4,991)	(690)

NOI from continuing operations	$103,504	$99,764	$103,272

Established:
Northeast	$23,477	$24,777	$24,125
Mid-Atlantic	11,062	10,836	11,188
Midwest	1,573	1,423	1,467
Pacific NW	4,977	5,042	4,872
No. California	23,380	25,873	24,013
So. California	10,249	10,232	10,287

Total Established	74,718	78,183	75,952

Other Stabilized	18,415	13,499	17,589
Development/Redevelopment	10,197	7,703	9,610
Non-Allocated	174	379	121

NOI from continuing operations	$103,504	$99,764	$103,272

Copyright © 2004 AvalonBay Communities, Inc. All Rights Reserved

Attachment 12 (continued)

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold or held for sale as of March 31, 2004). A reconciliation of NOI from communities sold or held for sale to net income for these communities for the first quarter of 2004 is as follows (dollars in thousands):

Q1
2004
NOI from assets held for sale	$1,470
NOI from assets sold	-

NOI from discontinued operations	$1,470

Income from discontinued operations	$1,184
Interest expense, net	161
Minority interest expense	-
Depreciation expense	125

NOI from discontinued operations	$1,470

Projected NOI, as used within this release for certain Development and Redevelopment Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release, of projected stabilized rental revenue minus projected stabilized operating expenses. For Development and Redevelopment Communities, Projected NOI is calculated based on the first year of Stabilized Operations, as defined below, following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential (based on leased rents for occupied homes and Market Rents, as defined below, for vacant homes) minus projected economic vacancy and adjusted for concessions. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s percentage ownership of the Total Capital Cost of each community.

In this release the Company has not given a projection of NOI on a company-wide basis. Management believes that Projected NOI of the development and redevelopment communities, on an aggregated weighted average basis, assists investors in understanding management’s estimate of the likely impact on operations of the Development and Redevelopment Communities (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense) when they are complete and achieve stabilized occupancy. Given the different dates and fiscal years at which stabilization is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development or redevelopment is complex, impractical to develop, and of uncertain meaningfulness. Projected NOI of these communities is not a projection of the Company’s financial performance or cash flow. There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI used in the calculation of weighted average Projected NOI to Total Capital Cost.

Market Rents as reported by the Company are based on the current market rates set by the managers of the Company’s communities based on their experience in renting their communities’ apartments and publicly available market data. Trends in market rents for a region as reported by others could vary. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Copyright © 2004 AvalonBay Communities, Inc. All Rights Reserved

Attachment 12 (continued)

Economic Occupancy is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Rental revenue (with concessions on a cash basis) is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP in helping investors to evaluate the impact of both current and historical concessions on GAAP based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions, which is an indicator of current rental market conditions. A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

	Q1	Q1	Q4
	2004	2003	2003
Rental revenue (GAAP basis)	$110,195	$112,643	$110,548
Concessions amortized	3,840	2,681	3,659
Concessions granted	(3,457)	(2,620)	(4,291)

Rental revenue (cash basis)	$110,578	$112,704	$109,916

% change - GAAP revenue		(2.2%)	(0.3%)
% change - cash revenue		(1.9%)	0.6%

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management.

Leverage is calculated by the Company as total debt as a percentage of total market capitalization. Total market capitalization represents the aggregate of the market value of the Company’s common stock, the market value of the Company’s operating partnership units outstanding (based on the market value of the Company’s common stock), the liquidation preference of the Company’s preferred stock and the outstanding principal balance of the Company’s debt. Management believes that Leverage can be one useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the company’s common stock trades. Changes in Leverage also can influence changes in per share results. A calculation of Leverage as of March 31, 2004 is as follows (dollars in thousands):

Total debt	$2,395,056

Common stock	3,829,206
Preferred stock	100,000
Operating partnership units	31,269
Total debt	2,395,056

Total market capitalization	6,355,531

Debt as % of capitalization	37.7%

Copyright © 2004 AvalonBay Communities, Inc. All Rights Reserved

Attachment 12 (continued)

Because Leverage changes with fluctuations in the Company’s stock price, which occurs regularly, the Company’s Leverage may change even when the Company’s earnings, interest and debt levels remain stable. Investors should also note that the net value of the Company’s assets in liquidation is not easily determinable and may differ substantially from the Company’s total market capitalization.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured debt as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, Unencumbered NOI is a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the three months ended March 31, 2004 is as follows (dollars in thousands):

NOI for Established Communities	$74,718
NOI for Other Stabilized Communities	18,415
NOI for Development/Redevelopment Communities	10,197
NOI for discontinued operations	1,470

Total NOI generated by real estate assets	104,800
NOI on encumbered assets	20,141

NOI on unencumbered assets	84,659

Unencumbered NOI	80.8%

Copyright © 2004 AvalonBay Communities, Inc. All Rights Reserved

Attachment 12 (continued)

Interest Coverage is calculated by the Company as EBITDA from continuing operations divided by the sum of interest expense and preferred dividends net of interest income. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our liquidity to that of other companies. EBITDA is defined by the Company as net income before interest income and expense, income taxes, depreciation and amortization. Under this definition, which complies with the rules and regulations of the Securities and Exchange Commission, EBITDA includes gains on sale of assets and gain on sale of partnership interests.

A reconciliation of EBITDA and a calculation of Interest Coverage for the first quarter of 2004 are as follows (dollars in thousands):

Net income	$25,277
Interest income	(20)
Interest expense	32,286
Interest expense (discontinued operations)	161
Depreciation expense	39,571
Depreciation expense (discontinued operations)	125

EBITDA	$97,400

EBITDA from continuing operations	$95,930
EBITDA from discontinued operations	1,470

EBITDA	$97,400

EBITDA from continuing operations	$95,930

Interest expense	32,286
Interest income	(20)
Dividends attributable to preferred stock	2,175

Interest charges	34,441

Interest coverage	2.8

Non-Revenue Generating Capex represents capital expenditures that will not directly result in revenue earnings or expense savings.

Stabilized/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Average Rent per Home, as calculated for certain Development and Redevelopment Communities in lease-up, reflects (i) actual average leased rents for those apartments leased through the end of the quarter net of amortized concessions, (ii) estimated market rents net of comparable concessions for all unleased apartments and (iii) includes actual and estimated other rental revenue. For Development and Redevelopment Communities not yet in lease-up, Average Rent per Home reflects management’s projected rents, including concessions equal to one-half month rent.

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for each of the communities presented is estimated based on their respective final settlement statements. A reconciliation of Economic Gain to gain on sale in accordance with GAAP is presented on Attachment 11.

Copyright © 2004 AvalonBay Communities, Inc. All Rights Reserved

Attachment 12 (continued)

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months following the date of the buyer’s valuation, less estimates for non-routine allowance of approximately $225 - $300 per apartment home, divided by the gross sales price for the community. For this purpose, management’s projection of stabilized operating expenses for the community includes a management fee of approximately 2.5% - 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for the property. Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses, including capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company. Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for net income as a measure of our performance. Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of the community, before the impact of indirect expenses and Company overhead. The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities.

Copyright © 2004 AvalonBay Communities, Inc. All Rights Reserved